UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G*

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 2)*

PepperLime Health Acquisition Corporation
(Name of Issuer)

Class A ordinary shares, $0.0001 par value
(Title of Class of Securities)
G70021103
(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAME OF REPORTING PERSONS Radcliffe Capital Management, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,029,995
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,029,995
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,029,995
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.06%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA, PN

1.	NAME OF REPORTING PERSONS RGC Management Company, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,029,995
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,029,995
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,029,995
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.06%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, OO

1.	NAME OF REPORTING PERSONS Steven B. Katznelson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada, United States of America and the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,029,995
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,029,995
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,029,995
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.06%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, IN

1.	NAME OF REPORTING PERSONS Christopher Hinkel
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,029,995
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,029,995
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,029,995
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.06%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, IN

1.	NAME OF REPORTING PERSONS Radcliffe SPAC Master Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,029,995
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,029,995
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,029,995
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.06%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, PN

1.	NAME OF REPORTING PERSONS Radcliffe SPAC GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,029,995
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,029,995
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,029,995
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.06%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, OO

Item 1(a).	Name of Issuer: PepperLime Health Acquisition Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices: 548 Market Street, Suite 97425 San Francisco, California 94104

Item 2(a).	Name of Person Filing:
Radcliffe Capital Management, L.P. RGC Management Company, LLC Steven B. Katznelson Christopher Hinkel Radcliffe SPAC Master Fund, L.P. Radcliffe SPAC GP, LLC

Item 2(b).	Address of Principal Business Office or, if none, Residence:
50 Monument Road, Suite 300 Bala Cynwyd, PA 19004

Item 2(c).	Citizenship:

Radcliffe Capital Management, L.P. – Delaware, United States of America

RGC Management Company, LLC – Delaware, United States of America

Steven B. Katznelson – Canada, United States of America and the United Kingdom

Christopher Hinkel – United States of America

Radcliffe SPAC Master Fund, L.P. – Cayman Islands

Radcliffe SPAC GP, LLC – Delaware, United States of America

Item 2(d).	Title of Class of Securities:
Class A ordinary shares, $0.0001 par value

Item 2(e).	CUSIP Number:
G70021103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b) ☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f) ☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j) ☐ A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________.

Item 4.	Ownership:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:

1,029,995 shares deemed beneficially owned by Radcliffe Capital Management, L.P.

1,029,995 shares deemed beneficially owned by RGC Management Company, LLC

1,029,995 shares deemed beneficially owned by Steven B. Katznelson

1,029,995 shares deemed beneficially owned by Christopher Hinkel

1,029,995 shares deemed beneficially owned by Radcliffe SPAC Master Fund, L.P.

1,029,995 shares deemed beneficially owned by Radcliffe SPAC GP, LLC

(b)

Percent of class:

6.06% shares deemed beneficially owned by Radcliffe Capital Management, L.P.

6.06% shares deemed beneficially owned by RGC Management Company, LLC

6.06% shares deemed beneficially owned by Steven B. Katznelson

6.06% shares deemed beneficially owned by Christopher Hinkel

6.06% shares deemed beneficially owned by Radcliffe SPAC Master Fund, L.P.

6.06% shares deemed beneficially owned by Radcliffe SPAC GP, LLC

	(c)	Number of shares as to which Radcliffe Capital Management, L.P. has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 1,029,995
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 1,029,995
Number of shares as to which RGC Management Company, LLC has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 1,029,995
		(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 1,029,995
Number of shares as to which Steven B. Katznelson has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 1,029,995
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 1,029,995
Number of shares as to which Christopher Hinkel has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 1,029,995
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 1,029,995
Number of shares as to which Radcliffe SPAC Master Fund, L.P. has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 1,029,995
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 1,029,995
Number of shares as to which Radcliffe SPAC GP, LLC has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 1,029,995
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 1,029,995

Item 5.	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. ☐ Not applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:
With the exception of the securities reported in this Schedule 13G that are owned by the Radcliffe SPAC Master Fund, L.P., none of Radcliffe Capital Management, L.P.’s advisory clients individually own more than 5% of the Issuer’s outstanding common stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
See Exhibit B attached hereto.

Item 8.	Identification and Classification of Members of the Group:
Not applicable

Item 9.	Notice of Dissolution of Group:
Not applicable

Item 10.	Certifications:
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2023
(Date)

Radcliffe Capital Management, L.P.	/s/ Loretta Best
By RGC Management Company, LLC,	Signature
its General Partner*
Attorney-in Fact for Steven B. Katznelson
Managing Member**

RGC Management Company, LLC*	/s/ Loretta Best
Signature

Attorney-in Fact for Steven B. Katznelson
Managing Member**

Steven B. Katznelson*	/s/ Loretta Best
Signature

Attorney-in Fact**

Christopher Hinkel*	/s/ Loretta Best
Signature

Attorney-in Fact**

Radcliffe SPAC Master Fund, L.P.	/s/ Loretta Best
By Radcliffe SPAC GP, LLC,	Signature
its General Partner*
Attorney-in Fact for Steven B. Katznelson
Managing Member**

Radcliffe SPAC GP, LLC*	/s/ Loretta Best
Signature

Attorney-in Fact for Steven B. Katznelson
Managing Member**

*The Reporting Person specifically disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

**Loretta Best is signing on behalf of Steven B. Katznelson and Christopher Hinkel as attorney-in-fact pursuant to powers of attorney filed with the Securities and Exchange Commission as Exhibits 99.1 and 99.2, respectively, to a filing by Radcliffe Capital Management, L.P. on Schedule 13G on August 30, 2021.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, Provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations

(see 18 U.S.C. 1001).

Exhibit A

Agreement

The undersigned agree that this Schedule 13G dated February 14, 2023 to the Class A ordinary shares, $0.0001 par value of PepperLime Health Acquisition Corporation shall be filed on behalf of the undersigned.

February 14, 2023
(Date)

Radcliffe Capital Management, L.P.	/s/ Loretta Best
By RGC Management Company, LLC,	Signature
Its General Partner
Attorney-in Fact for Steven B. Katznelson
Managing Member**

RGC Management Company, LLC	/s/ Loretta Best
Signature

Attorney-in Fact for Steven B. Katznelson
Managing Member**

Steven B. Katznelson	/s/ Loretta Best
Signature

Attorney-in Fact**

Christopher Hinkel	/s/ Loretta Best
Signature

Attorney-in Fact**

Radcliffe SPAC Master Fund, L.P.	/s/ Loretta Best
By Radcliffe SPAC GP, LLC,	Signature
its General Partner
Attorney-in Fact for Steven B. Katznelson
Managing Member**

Radcliffe SPAC GP, LLC	/s/ Loretta Best
Signature

Attorney-in Fact for Steven B. Katznelson
Managing Member**

**Loretta Best is signing on behalf of Steven B. Katznelson and Christopher Hinkel as attorney-in-fact pursuant to powers of attorney filed with the Securities and Exchange Commission as Exhibits 99.1 and 99.2, respectively, to a filing by Radcliffe Capital Management, L.P. on Schedule 13G on August 30, 2021.

Exhibit B

Radcliffe Capital Management, L.P. is the relevant entity for which RGC Management Company, LLC, Steven B. Katznelson and Christopher Hinkel may be considered control persons. Radcliffe SPAC Master Fund, L.P. is the relevant entity for which Radcliffe SPAC GP, LLC, Steven B. Katznelson and Christopher Hinkel may be considered control persons.